Exhibit 99.1

Datasea Signs Six Service Agreements to Implement its Smart Information
Service System in Guangdong Province, China

New York — September 10, 2020 — Datasea Inc. (NASDAQ: DTSS) (“Datasea” or the “Company”), a technology company engaged in providing smart security solutions and developing education-related technologies in China, has entered into service agreements involving its Smart Information Service System (the “Smart System”) with Shenzhen Linghang Haocheng Education Technology Co., an education training company, Shenzhen Weisou Technology Co., an application operator, and four gas stations in Shenzen and Shanwei, Guangdong province.

Datasea’s Smart System is designed to service the needs of retail industry vendors and utilizes big data analytics and facial recognition technology. The system allows retailers to employ facial recognition technology to charge customers to be used at the point of sale. The Company will install hardware equipment for the clients, perform regular maintenance, and provide the Smart System in exchange for 0.38% of transaction value of each transaction utilizing the Company’s technology. The term of each of the service agreement is one year.

“Our Smart Information Service System allows retailers to collect payments from customers without the need to physically interact,” said Chairman and CEO, Ms. Liu Zhixin. “Our R&D team has leveraged our existing intellectual property of big data analytics to diversify our product offerings to cater to the needs of retailers. We are certainly encouraged by these agreements in the Guangdong province.”

About Datasea Inc.

Datasea is a technology company in China engaged in providing smart security solutions and developing education-related technologies. Datasea leverages its proprietary technologies, intellectual property, innovative products and market intelligence to provide comprehensive and optimized security solutions and education-related technologies to its clients. For additional company information, please visit: www.dataseainc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “target,” “going forward,” “outlook” and similar statements. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond Datasea’s control, which may cause Datasea’s actual results, performance or achievements (including, without limitation, the performance and related results of operations arising from Datasea’s contracts and products addressed in this press release), Datasea’s ability to maintain and generate any revenue from the agreements subject of this press release, to differ materially and in an adverse manner from anticipated results contained or implied in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in Datasea’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Datasea does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under the law.

Investor Relations Contact:

Gateway Investor Relations

Matt Glover and John Yi

DTSS@gatewayir.com

949-574-3860